Investor Contact: Kelley Hall (503) 532-3793	Media Contact: Kellie Leonard (503) 671-6171

NIKE, INC. REPORTS FISCAL 2012 FIRST QUARTER RESULTS

•	Revenues up 18 percent to $6.1 billion, up 11 percent excluding currency changes
•	Diluted earnings per share up 19 percent to $1.36
•	Worldwide futures orders up 16 percent, 13 percent growth excluding currency changes
•	Inventories up 41 percent

BEAVERTON, Ore., Sept. 22, 2011 – NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2012 first quarter ended August 31, 2011. Diluted earnings per share and revenue represented new records as a strong demand for NIKE, Inc. brands, SG&A expense leverage, tax efficiencies and a lower average share count offset the impact of a lower gross margin.

“We’re off to a strong start in fiscal year 2012. We have a powerful and diverse portfolio of brands and businesses, and we’re focused on leveraging them to drive growth and create value for our shareholders,” said Mark Parker, President and CEO, NIKE, Inc. “It pays to be prudent in times like these. It’s also essential that we remain on the offense, creating opportunities. We do that by connecting with consumers, designing innovative products and delivering amazing experiences. That’s how we continue to lead this company and the industry into the future.”*

First Quarter Income Statement Review

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Revenues for NIKE, Inc. increased 18 percent to $6.1 billion, up 11 percent on a currency-neutral basis. Excluding the impacts of changes in foreign currency, NIKE Brand revenues rose 12 percent with growth in every geography except Western Europe, which was flat due to the negative impact from changes in the timing of shipments and comparisons to last year’s strong World Cup related sales. By category, revenues were up on a currency neutral basis in all key categories except Football (Soccer), which had a challenging prior year comparison given the World Cup last year. Revenues for our Other Businesses increased 10 percent including 2 percentage points of benefit from changes in currency exchange rates, as growth in Converse, Cole Haan and NIKE Golf offset lower revenues at Hurley and Umbro.

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Gross margin declined 270 basis points to 44.3 percent mainly due to higher product costs and a higher mix of off-price revenues sold at a lower margin than the prior year. These factors more than offset the positive impact of growing sales in our Direct to Consumer operations, select pricing actions and the benefits of ongoing product cost reduction initiatives.

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Selling and administrative expenses grew at a slower rate than revenue, up 9 percent to $1.8 billion. Demand creation expenses increased 2 percent to $692 million driven by marketing support for key product initiatives and investments in retail product presentation for wholesale accounts. Operating overhead expenses increased 14 percent to $1.1 billion due to additional investments made in our wholesale and Direct to Consumer businesses.

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Other expense, net was $18 million, comprised largely of foreign exchange losses, primarily from currency hedges. For the quarter, we estimate the year-over-year change in foreign currency related losses included in other expense, net combined with the impact of changes in foreign currency exchange rates on the translation of foreign currency-denominated profits increased pretax income by approximately $32 million.

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The effective tax rate was 24.3 percent compared to 26.0 percent for the same period last year, an improvement due primarily to a reduction in the effective tax rate on operations outside the United States.

•	Net income increased 15 percent to $645 million and diluted earnings per share increased 19 percent to $1.36 reflecting a 3 percent decline in the weighted average diluted common shares outstanding.

August 31, 2011 Balance Sheet Review

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Inventories for NIKE, Inc. were $3.1 billion, up 41 percent from August 31, 2010. Inventories were higher compared to a year ago due to higher average unit product cost, growth in total units and changes in currency exchange rates. NIKE Brand unit inventories were higher as a result of strong demand and elevated product deliveries as manufacturing partners have expanded production capacity to more closely align with demand. Also contributing to the growth in NIKE Brand units were strategic pre-builds for key seasonal items with longer production lead times and growth in our Direct to Consumer business. Relative to revenues and futures, current unit inventories are broadly consistent with the levels we reported prior to the 2009 – 2010 economic downturn.

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Cash and short-term investments were $3.7 billion, lower than last year as higher working capital investments reduced free cash flow from operations, while share repurchases, dividend payments and long-term debt payments also increased year-on-year.

Share Repurchases

During the first quarter, we repurchased a total of 7.7 million shares for approximately $649 million as part of our four-year, $5 billion share repurchase program, approved by the Board of Directors in September 2008. As of the end of the first quarter, we have purchased a total of 38.0 million shares for approximately $3.0 billion under this program.

Futures Orders

As of the end of the quarter worldwide futures orders for NIKE Brand athletic footwear and apparel, scheduled for delivery from September 2011 through January 2012, totaled $8.5 billion, 16 percent higher than orders reported for the same period last year. Excluding currency changes, reported orders would have increased 13 percent.*

Conference Call

NIKE management will host a conference call beginning at approximately 2:00 p.m. PT on September 22, 2011, to review first quarter results. The conference call will be broadcast live over the Internet and can be accessed at www.nikebiz.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, September 29, 2011.

About NIKE, Inc.

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned Nike subsidiaries include Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Umbro International Limited, which designs, distributes and licenses athletic and casual footwear, apparel and equipment, primarily for global football (soccer). For more information, NIKE’s earnings releases and other financial information are available on the Internet at www.nikebiz.com/investors.

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The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Nike with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

(Additional Tables Follow)

NIKE, Inc.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED AUGUST 31, 2011
(In millions, except per share data)

	QUARTER ENDED
INCOME STATEMENT	08/31/2011	08/31/2010	% Chg
Revenues	$6,081	$5,175	18%
Cost of sales	3,388	2,741	24%
Gross margin	2,693	2,434	11%
	44.3%	47.0%

Demand creation expense	692	679	2%
Operating overhead expense	1,131	994	14%
Total selling and administrative expense	1,823	1,673	9%
	30.0%	32.3%

Other expense, net	18	7	-
Interest (income), net	-	(1)	-

Income before income taxes	852	755	13%

Income taxes	207	196	6%
	24.3%	26.0%

Net income	$645	$559	15%

Diluted EPS	$1.36	$1.14	19%

Basic EPS	$1.39	$1.17	19%

Weighted Average Common Shares Outstanding:
Diluted	474.3	488.6
Basic	465.0	479.6
Dividends declared	$0.31	$0.27

NIKE, Inc.

BALANCE SHEET	08/31/2011	08/31/2010	% Change
	(In millions)
ASSETS
Current assets:
Cash and equivalents	$1,608	$2,010	-20%
Short-term investments	2,092	2,678	-22%
Accounts receivable, net	3,279	2,791	17%
Inventories	3,107	2,210	41%
Deferred income taxes	315	259	22%
Prepaid expenses and other current assets	638	583	9%

Total current assets	11,039	10,531	5%

Property, plant and equipment	5,034	4,535	11%
Less accumulated depreciation	2,868	2,560	12%
Property, plant and equipment, net	2,166	1,975	10%

Identifiable intangible assets, net	536	470	14%
Goodwill	204	192	6%
Deferred income taxes and other assets	858	883	-3%

Total assets	$14,803	$14,051	5%

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$116	$132	-12%
Notes payable	164	109	50%
Accounts payable	1,421	1,101	29%
Accrued liabilities	1,968	1,696	16%
Income taxes payable	91	104	-13%

Total current liabilities	3,760	3,142	20%

Long-term debt	238	342	-30%
Deferred income taxes and other liabilities	906	907	0%
Redeemable preferred stock	-	-	-
Shareholders' equity	9,899	9,660	2%

Total liabilities and shareholders' equity	$14,803	$14,051	5%

NIKE, Inc.
	QUARTER ENDED		% Change	% Change Excluding Currency Changes 2
DIVISIONAL REVENUES1	08/31/2011	08/31/2010
	(In millions)
North America
Footwear	$1,443	$1,289	12%	12%
Apparel	632	515	23%	22%
Equipment	125	99	26%	25%
Total	2,200	1,903	16%	15%

Western Europe
Footwear	731	632	16%	1%
Apparel	407	369	10%	-3%
Equipment	81	65	25%	7%
Total	1,219	1,066	14%	0%

Central and Eastern Europe
Footwear	180	149	21%	11%
Apparel	123	95	29%	20%
Equipment	31	25	24%	14%
Total	334	269	24%	14%

Greater China
Footwear	314	246	28%	21%
Apparel	177	182	-3%	-8%
Equipment	37	32	16%	8%
Total	528	460	15%	9%

Japan
Footwear	103	86	20%	7%
Apparel	70	60	17%	5%
Equipment	18	17	6%	-5%
Total	191	163	17%	5%

Emerging Markets
Footwear	567	404	40%	29%
Apparel	182	149	22%	12%
Equipment	50	38	32%	21%
Total	799	591	35%	24%

Global Brand Divisions3	42	31	35%	24%

Total NIKE Brand	5,313	4,483	19%	12%

Other Businesses4	762	694	10%	8%
Corporate5	6	(2)	-	-

Total NIKE, Inc. Revenues	$6,081	$5,175	18%	11%

Total NIKE Brand
Footwear	$3,338	$2,806	19%	13%
Apparel	1,591	1,370	16%	9%
Equipment	342	276	24%	15%
Global Brand Divisions3	42	31	35%	24%

1 Certain prior year amounts have been reclassified to conform to fiscal year 2012 presentation.  These changes had no impact on previously reported results of operations or shareholders' equity.
2 Fiscal 2012 results have been restated using fiscal 2011 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.
3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment.
4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.
5 Corporate revenues primarily consist of foreign currency revenue-related hedge gains and losses generated by entities within the NIKE Brand geographic operating segments and Other Businesses through our centrally managed foreign exchange risk management program.

NIKE, Inc.
	QUARTER ENDED		%
EARNINGS BEFORE INTEREST AND TAXES1,2	08/31/2011	08/31/2010	Chg
	(In millions)

North America	$534	$443	21%
Western Europe	223	283	-21%
Central and Eastern Europe	70	70	0%
Greater China	171	164	4%
Japan	34	27	26%
Emerging Markets	190	124	53%
Global Brand Divisions3	(261)	(245)	-7%

Total NIKE Brand	961	866	11%

Other Businesses4	86	109	-21%
Corporate5	(195)	(221)	12%

Total earnings before interest and taxes1,2	$852	$754	13%

1 The Company evaluates performance of individual operating segments based on earnings before interest and  taxes (also commonly referred to as “EBIT”), which represents net income before interest (income), net and income taxes.
2 Certain prior year amounts have been reclassified to conform to fiscal year 2012 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment and  general and administrative expenses that are centrally managed for the NIKE Brand
4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.
5 Corporate consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company’s corporate headquarters, unallocated insurance and benefit programs, certain foreign currency gains and losses, including certain hedge gains and losses generated from our centrally managed foreign exchange risk management program, corporate eliminations and other items

NIKE, Inc.
NIKE BRAND REPORTED FUTURES GROWTH BY GEOGRAPHY1	Reported Futures Orders	Excluding Currency Changes 2

North America	16%	15%
Western Europe	9%	3%
Central & Eastern Europe	17%	17%
Greater China	27%	22%
Japan	-10%	-10%
Emerging Markets	22%	21%

Total NIKE Brand Reported Futures	16%	13%

1 Futures orders by geography and in total for NIKE Brand athletic footwear and apparel scheduled for delivery from September 2011 through January 2012.

The reported futures and advance orders growth is not necessarily indicative of our expectation of revenue growth during this period. This is due to year-over-year changes in shipment timing and because the mix of orders can shift between advance/futures and at-once orders and the fulfillment of certain orders may fall outside of the schedule noted above. In addition, exchange rate fluctuations as well as differing levels of order cancellations and discounts can cause differences in the comparisons between advance/futures orders and actual revenues. Moreover, a significant portion of our revenue is not derived from futures and advance orders, including at-once and close-out sales of NIKE Brand footwear and apparel, sales of NIKE Brand equipment, sales from certain of our Direct to Consumer operations, and sales from our Other Businesses.

2 Reported futures restated using prior year exchange rates to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.